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COMPETITIVE TECHNOLOGIES, INC.
777 Commerce Drive, Suite 100
Fairfield, Connecticut 06825

On December 15, 2006, Competitive Technologies, Inc. held a conference call to discuss financial results for the quarter ended October 31, 2006. A copy of the script used in the call is attached.

CTT Fiscal 1Q 07 Conference Call

Good morning ladies and gentlemen. This is Jennifer Carberry and I am Director of Marketing and Communications for Competitive Technologies. Thank you for joining us on our first quarter 2007 Investor Conference Call.

I call your attention to the CTT website, www.competitivetech.net, where you will find our earnings release containing our latest financial information as of the quarter ended October 31, 2006. I want to point out that in light of the situation with CTT’s proxy solicitation we are not going to be opening the phone line at the end of this call for questions and answers today, but we invite you to listen to the prepared remarks and encourage you to look out for additional filings and information over the next several weeks.

To begin, I must remind you that statements about our future expectations, including development and regulatory plans, and all other statements in this conference call, other than historical facts, are “forward-looking statements” within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. If and when used herein, the words “anticipate,” “believe,” “intend,” “plan,” “expect,” “estimate,” “approximate,” and similar expressions, as they relate to us or our business or management, are intended to identify such forward-looking statements. These statements are subject to risks and uncertainties related to market acceptance of and competition for our licensed technologies, growth strategies, operating performance, industry trends, and other risks and uncertainties inherent in our business, including those set forth in Item 1A. under the caption “Risk Factors,” in our Annual Report on Form 10-K for the year ended July 31, 2006, filed with the Securities and Exchange Commission on October 30, 2006, and other factors that may be described in our other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

I’d now like to turn the call over to Dr. D. J. Freed, President & CEO of CTT. Don-

DON FREED

Thank you Jennifer, and good morning.

I’d like to begin with a discussion of our progress, and then I will turn the call over to Michael Davidson, our CFO, who will talk specifically about our financial results.

We expected 2007 to be a transition year, and the first quarter results, were as we expected. Michael Davidson will get into details in just a moment, but I’d like to begin with a discussion about our plans to turn Competitive Technologies around and achieve sustainable profitability.

Our goal is to increase our recurring revenue and grow this revenue annually by expanding our technology pipeline and replacing revenue from expiring patents, while developing new revenue sources over and above what we have now.

We believe that the key to our long-term success is to have a diverse, broad revenue base. Previously, this company’s business model was dependent upon the periodic successful commercialization of individual technologies. While that approach resulted in periods of success and profitability as we won certain patent suits or royalty streams from individual technologies for a period of time, it also meant that we were subject to significant volatility and risk. With almost all of the company’s attention focused on the success of a few technologies, the Company was left with expiring patents or relying on lawsuits that might not have been ruled in our favor.

For example, a substantial portion of the revenues realized in 2004 and 2005, directly or indirectly, stemmed from the Materna (Wyeth) litigation initiated in 1993 only reaching final non appealable judgment in fiscal year 2004, when we received our award of several million dollars. The LabCorp case, upon which our homocysteine success was built, was initiated in 1999. When the court ruled to uphold the validity of our patents, this enabled us to better pursue other infringers resulting in dramatically increased revenues in 2005. Litigation is not, and should not be, a primary component of our strategy but unfortunately is an inevitable part of the licensing business and we will continue to pursue legal action when necessary to protect the rights of our clients and ourselves.

As we have been reporting over the past year, our strategy will take time to become effective as our business is such that there is an 18 to 36 month period from the point of identifying a commercially viable technology to the point of realizing any revenue. That means our efforts today might not be evident in our financial results for several more quarters, but the process is well underway.

Unfortunately when I became president of the Company in June 2005, our pipeline was practically dry. Our focus over the past year has been to build an infrastructure of people, systems and an inventory of licensable technologies by relentlessly searching for promising technologies in academia, government labs and the private sector. There is substantial uncertainty on whether any particular technology, no matter how attractive it initially appears to be, can be successfully commercialized. Therefore, we believe that we need hundreds of technologies in our pipeline to effectively identify those with viable revenue opportunities and monetize them. Our goal is diversify across industries as well as across development stage. We are seeking technologies in the early, mid and late stages in order to sustain steady income sources over time.

We have started to see positive results from this stepped up business development effort. As we reported to you throughout the first quarter, we have entered into agreements to commercialize products and technologies including optical technology for the LED lighting market, a groundbreaking Lupus diagnostic and monitoring technology, and cleansers and skin care products made with green tea extract.  We are partnering in strategic alliances that we believe will help us further expand our licensing activities.

Just this week we announced an exciting new relationship with Yet2.com, a unique electronic marketplace that brings together innovative technologies and organizations that can put them to use. As part of the agreement, we will aggressively start cross-marketing efforts, beginning with the reciprocal listing of technologies on each of our websites. This is an example of the steps we are taking to yield greater results for our clients and increase value for our shareholders over time.

During the quarter we also added new service offerings that build on our core expertise in technology transfer, intellectual property and licensing. We launched our IP Valuation and Market Assessment services as well as a technology sourcing business. This is an important part of our growth strategy as it complements our core business while opening up new opportunities for us to diversify our sources of revenue.

Last quarter we spoke with you about our new rapid technology assessment capabilities. We are now building the foundation for long term continued success. We will continue to pursue legal action in cases where we believe there has been an infringement of one of our patents and where we believe there is a potentially robust stream of royalty income due to us, but we will not be doing so to the potential detriment of expanding our pipeline.

This business is one that requires patience, since the turn around is not short. We must invest today and take actions today to help assure that we are in a much better situation in the future.

Now I’d like to turn the call over to our CFO, Mike Davidson, who will review our financial results. Then I’ll close the call with some final comments . Mike?

MIKE DAVIDSON

Thank you Don.

Before I begin, I want to point out that our 10-Q was filed yesterday and you can find additional analyses in the 10-Q. For the first quarter, total revenues were $900,000, compared to $1.4 million in the same period a year earlier. The decline in total revenues was due primarily to a decrease in retained royalties. Retained royalties were $700,000, versus $1.2 million last year as a result of fewer royalties received from homocysteine licenses. The $500,000 decrease in homocysteine royalties was due principally to two items. In the first quarter of fiscal 2006 we received $200,000 related to an upfront license fee received from a new license that we granted in a prior year, and two of our larger licensees reported a combined $300,000 decline in homocysteine royalties. Such swings in revenue illustrate the potential volatility that comes with relying on a limited number technologies.

Total expenses during the quarter were $2 million versus $1.7 million in the same quarter the prior year. Approximately $170,000 of the increase was directly due to expenses incurred related to future revenue generating activities, primarily the hiring of additional team members responsible for new business development. In addition, patent enforcement expenses, net of reimbursements, increased approximately $175,000. As we have learned, it is quite difficult to control the timing and magnitude of legal costs, especially for enforcement cases and cases under appeal. Unfortunately, this is part of our business but we do watch costs in order to spend our resources wisely.

The net loss for the first quarter was $1.1 million, or $0.14 per share, compared to a net loss of $300,000, or $0.04 per share, in the first quarter of the prior fiscal year, for the reasons just described.

We continue to believe that infringements of our homocysteine patents are occurring by companies that we believe are utilizing our technologies without paying CTT royalties. This not only reduces potential royalty revenues, but also results in high legal costs to resolve the issues. Currently we are pursuing Carolina Liquid Chemistries Corporation, Catch Inc. and the Diazyme Laboratories Division of General Atomics in an alleged infringement case. However, such enforcement actions can be lengthy and Competitive Technologies likely will not see any revenues for some time.

We are pleased with the strength of our balance sheet and ended the quarter with cash and cash equivalents of $12.3 million. A strong cash position is critical for our plans and our vision to succeed, and we are maintaining that strong cash position.

Don, back to you.

DON

Thanks, Mike.

As many of our investors are probably aware, there is a group which has filed a proxy solicitation proposing a new slate of directors.

Over the next several weeks leading up to our shareholders meeting scheduled for January 16th, we will file additional information addressing some of the points that had been raised in the opposing proxy. The election of directors is of the utmost importance to the future of this company and its shareholders. Before voting, I strongly urge you to check the facts and weigh the information that is presented.

In conclusion, I just want to remind you of the strategy of this management team. During my first full year as CEO of Competitive Technologies, we have worked to overcome some significant challenges and made steady progress towards transforming our business.

We have spent the past 18 months putting in place an infrastructure that we believe is a foundation to turn CTT around and generate long term profits and increased share price. Prior thereto, we had been the beneficiaries of lawsuits and technologies that has been initiated many years ago. Otherwise, our cupboard was largely bare. This turnaround is going to take some time but our pipeline of technologies is starting to fill, and I am encouraged by our progress. Our balance sheet is strong. We have a detailed strategic plan designed to broaden our revenue base, increase recurring revenues and lower our dependence on any single “home-run” technology. I truly believe we are taking the appropriate steps to develop the platform necessary to achieve sustainable growth and profitability and in turn build shareholder value.

This concludes our call for today. Thank you for your continued support and interest in Competitive Technologies.